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TO BUSINESS EDITOR:                                              EXHIBIT (A)(15)



            COOKER RESTAURANT CORPORATION TO EXTEND ITS TENDER OFFER


                 FOR UP TO 4,000,000 SHARES OF ITS COMMON STOCK



     WEST PALM BEACH, Fla., Sept. 10 /PRNewswire/ -- Cooker Restaurant Corporation (NYSE: CGR) announced today that it has extended the expiration date of its Dutch Auction issuer tender offer to purchase for cash up to 4,000,000 shares of its issued and outstanding common stock without par value. The tender offer, proration period and withdrawal rights will now expire, unless further extended, at 5:00 p.m., New York City time, on Thursday, September 17, 1998. The Company has been informed by the depositary that approximately


6,900,000 shares have been tendered through the close of business today.



     The Company stated that it was extending the tender offer in order to provide more time to complete the financing arrangements necessary to consummate the tender offer.



     The dealer manager for the tender offer is Donaldson, Lufkin & Jenrette Securities Corporation (call collect: 212-892-3644) and the depositary and information agent is ChaseMellon Shareholder Services, L.L.C (call toll free:
800-549-9249).



     To obtain a copy of the news release, call Dan DeWeever, (212) 273-8293.



     CONTACT: Dan DeWeever, ChaseMellon Shareholder Services, L.L.C., 212-273-8293.